Exhibit 10.1

FIRST AMENDMENT TO EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

This FIRST AMENDMENT TO EXCHANGE AND REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is entered into as of September 28, 2020 by and between Sorrento Therapeutics, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company in its capacity as the Equityholders’ Representative (the “Equityholders’ Representative”), and amends that certain Exchange and Registration Rights Agreement entered into by and among the Company and the Equityholders, dated as of March 18, 2019 (the “Exchange Agreement”).  The Company and the Equityholders’ Representative are referred to herein collectively as the Parties, and, individually as a “Party.” Unless otherwise defined herein, capitalized terms used in this Amendment have the meanings ascribed to them in the Exchange Agreement.

RECITALS

WHEREAS, pursuant to Section 5.8 of the Exchange Agreement, the Company and the Equityholders’ Representative may amend the Exchange Agreement on the terms set forth herein; and

WHEREAS, the Company and the Equityholders’ Representative desire to amend the Exchange Agreement in order to revise, and add, as applicable, the Preamble, Recitals, Sections and Schedules thereof, all as described below.

NOW, THEREFORE, in consideration of the promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Preamble.  The last sentence of the Preamble of the Exchange Agreement is hereby amended and restated in its entirety as follows:

“Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in that certain Agreement and Plan of Merger dated as of March 18, 2019 by and among Scilex Holding Company, a Delaware corporation (“Parent”), Sigma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, Semnur, the Equityholders’ Representative, and, for limited purposes, the Company, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated August 7, 2019 (as amended, the “Merger Agreement”).”

2.Recitals.  The first Recital of the Exchange Agreement is hereby amended and restated in its entirety as follows:

“Whereas, pursuant to the Merger Agreement, each Equityholder has received or has the right to receive, among other consideration, that number of Parent Shares or Contingent Cash Rights set forth opposite such Equityholder’s name on Schedule A hereto, which shall be updated from time to time thereafter to reflect the issuance or return of any Parent Shares pursuant to the Merger Agreement or the Escrow Agreement; and”

3.Recitals.  The second Recital of the Exchange Agreement is hereby amended and restated in its entirety as follows:

“Whereas, in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, the Company has agreed to grant the Holders certain rights to exchange Parent Shares and Contingent Cash Rights for shares of Company Common Stock and registration rights in respect of such shares of Company Common Stock.”

4.Section 1.1(g).  Section 1.1(g) of the Exchange Agreement is hereby amended and restated in its entirety as follows:

““Exchange Request” means a written request of Holders holding at least a majority of the Parent Shares and Contingent Cash Rights as of the making of such request to effect the exchange of the Parent Shares and Contingent Cash Rights as set forth in Article II that (i) is executed by such Holders and (ii) includes (A) a certification by such Holders that they, collectively, hold at least a majority of such Parent Shares and Contingent Cash Rights and (B) the designation of a Person to serve as the representative of all Holders for purposes of receiving the Cash Exchange Notification and reviewing and commenting on the calculations contemplated by Sections 2.3(b) and 2.3(d) (such representative, the “Designated Representative”).”

5.Section 1.1(h).  Section 1.1(h) of the Exchange Agreement is hereby amended and restated in its entirety as follows:

““Exchange Share Percentage” means with respect to each Holder as of immediately prior to the Exchange Effective Time, the percentage set forth opposite such Holder’s name on Schedule B hereto.”

6.Section 1.1(x).  Section 1.1 of the Exchange Agreement is hereby amended to add the following as Section 1.1(x):

““Contingent Cash Rights” means the rights of all Holders that are Company Optionholders to receive from Scilex Holding Company an amount in cash equal to the Parent Stock Price in lieu of the issuance of each Parent Share such Holder was otherwise entitled to receive pursuant to the Parent Share Issuance Provisions, subject to the terms of Section 1.12(c) of the Merger Agreement.  For the avoidance of doubt, for purposes of this Agreement, when calculating the majority of the Parent Shares and Contingent Cash Rights, the Contingent Cash Rights shall be deemed to be equal to the Parent Shares to which the Holders thereof would have otherwise been entitled to receive.”

7.Section 1.1(y).  Section 1.1 of the Exchange Agreement is hereby amended to add the following as Section 1.1(y):

““Exchange Payment” means an amount in cash equal to $55,000,000.”

8.Section 2.1.  Section 2.1 of the Exchange Agreement is hereby amended and restated to add the following words “and Contingent Cash Rights” to the last clause of Section 2.1, (i) immediately following the words “a majority of the Parent Shares” and immediately before the words “may request, on a one-time basis only,”; and (ii) immediately following the words “that all Parent Shares” and immediately before the words “be exchanged for a number of shares of Company Common Stock equal to the quotient obtained by dividing (a) $55,000,000 by (b) the Exchange Share Price (the “Exchange Shares”) by delivery of an Exchange Request to the Company”

9.Section 2.2. The first clause of Section 2.2 of the Exchange Agreement is hereby amended and restated in its entirety to read as follows:

“The exchange of the Parent Shares and Contingent Cash Rights for the Exchange Shares (the “Stock Exchange”) shall be consummated and made effective (the “Exchange Effective Time”) as of, and contingent upon, receipt by the Company of the following:”

10.Section 2.2(b)(i). Section 2.2(b)(i) of the Exchange Agreement is hereby amended and restated in its entirety to read as follows:

“(i)with respect to each Holder that owns Parent Shares, an executed stock power substantially in the form attached hereto as Exhibit B;”

11.Section 2.2. The last sentence of Section 2.2 of the Exchange Agreement is hereby amended and restated in its entirety to read as follows:

“For the avoidance of doubt, to the extent any Holder does not so timely deliver such Holder’s Holder Exchange Deliverables, the Company shall nonetheless consummate the Exchange with respect to all Holders, but shall be permitted to withhold and not (x) issue Exchange Shares or (y) make a cash payment, as applicable, to such Holder(s) who have not so timely deliver such Holder’s Holder Exchange Deliverables until such time as such delivery is made.”

12.Section 2.3. Section 2.3 of the Exchange Agreement is hereby amended and restated in its entirety to read as follows:

“2.3.Cash Exchange; Issuance of Exchange Shares.

(a) Notwithstanding any provisions in this Agreement to the contrary, the Company may, in its sole discretion, elect to exchange all Parent Shares and Contingent Cash Rights for the Exchange Payment (the “Cash Exchange”).  In order to effect the Cash Exchange, the Company shall as soon as reasonably practicable following the Exchange Effective Time, but in any event, no later than seven (7) calendar days thereafter (such date, the “Cash Exchange Expiration Date”), notify the Designated Representative that the Company will, or will not, effect the Cash Exchange (such notice, the “Cash Exchange Notification”, and the date of the delivery of such Cash Exchange Notification, the “Cash Exchange Notification Date”).

(b) In the event that the Company delivers the Cash Exchange Notification to the Designated Representative prior to the Cash Exchange Expiration Date notifying the Designated Representative that the Company has elected to effect the Cash Exchange, the Company shall as soon as reasonably practicable following the Cash Exchange Notification Date, and in any event, no later than five (5) Business Days thereafter, pay or cause to be paid to each Holder a cash payment equal to the product obtained by multiplying (i) the Exchange Payment by (ii) the Exchange Share Percentage of such Holder, rounded down to the nearest cent; provided, however, prior to such payment, the calculations thereof shall be provided to the Designated Representative for review and comment, which calculations (reflecting the reasonable comments of such representative) shall be final and binding on all Holders.  The Company shall make such payments to the Holders in accordance with the wire instructions for each Holder set forth in Schedule C hereto.

(c)  In the event that (x) the Company notifies the Designated Representative in the Cash Exchange Notification that the Company has elected not to effect the Cash Exchange or (y) the Company fails to deliver a Cash Exchange Notification to the Designated Representative prior to the Cash Exchange Expiration Date, the Company shall not be permitted to effect the Cash Exchange.  For the avoidance of doubt, the Company shall only be permitted to effect solely the Cash Exchange or the Stock Exchange under this Agreement, and not a combination thereof.

(d)  In the event that the Company has elected not to, or is otherwise not permitted to, under the terms of this Agreement, effect the Cash Exchange, the Company shall, as soon as reasonably practicable following the earlier of its delivery of the Cash Exchange Notification or the Cash Exchange Expiration Date, issue or cause to be issued (which may be in book entry form) to each Holder a number of shares of Company Common Stock equal to the product obtained by multiplying (i) the Exchange Shares by (ii) the Exchange Share Percentage of such Holder, rounded down to the nearest whole number; provided, however, prior to such issuance, the calculations thereof shall be provided to the Designated Representative for review and comment, which calculations (reflecting the reasonable comments of such representative) shall be final and binding on all Holders.

(e)  Notwithstanding any provisions of this Agreement to the contrary, in the event that the Company believes in its reasonable discretion that a Holder is not an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act as of immediately prior to the consummation of the Stock Exchange, the Company may determine in its discretion, to be exercised in good faith, to pay such Holder in lieu of issuing each such share of Company Common Stock that such Holder would otherwise be entitled to receive pursuant to Section 2.3(d) an amount of cash equal to the Exchange Share Price.”

13.Section 2.4(a)(vi). Section 2.4(a)(vi) of the Exchange Agreement is hereby amended and restated to add the words “the Stock” immediately following the words “and upon consummation of” and immediately before the words “Exchange and the issuance of”.

14.Section 3.5. Article III of the Exchange Agreement is hereby amended to add the following as a new Section 3.5:

“Effect.  For the avoidance of doubt, the provisions of Article III and Sections 4.2 and 4.3 in this Agreement shall apply and be enforceable solely to the extent that the Company has elected not to, or is otherwise not permitted to, under the terms of this Agreement, effect the Cash Exchange.”

15.Section 5.7. The first sentence of Section 5.7 of the Exchange Agreement is hereby amended and restated to add the following words “in connection with the Stock Exchange,” immediately following the words “Following the Exchange Effective Time,” and immediately before the words “all or any portion of the rights”.

16.Section 5.10. Section 5.10 of the Exchange Agreement is hereby amended and restated in its entirety to read as follows:

“This Agreement shall terminate on the earliest of (i) if the Company effects the Cash Exchange, the date on which the entire Exchange Payment has been paid by the Company to the Holders, (ii) the date when there are no longer any remaining Registrable Securities, (iii) the termination of the Merger Agreement for any reason prior to the occurrence of the Effective Time, or (iv) upon the dissolution of liquidation of the Company; provided that Section 3.3 of this Agreement shall survive such termination.”

17.Schedule A. Schedule A of the Exchange Agreement is hereby amended and restated in its entirety to be in the form attached to this Amendment as Exhibit A.

18.Schedule B.  The Exchange Agreement is hereby amended and restated to add Schedule B as a schedule to the Exchange Agreement in the form attached to this Amendment as Exhibit B.

19.Schedule C.  The Exchange Agreement is hereby amended and restated to add Schedule C as a schedule to the Exchange Agreement in the form attached to this Amendment as Exhibit C.

20.Effect of this Amendment. Except as expressly provided in this Amendment, the Exchange Agreement shall not be amended or otherwise modified. In the event there is a conflict between the terms of the Exchange Agreement and the terms of this Amendment, the terms provided in this Amendment shall control. On and after the date hereof, each reference in the Exchange Agreement to “this Agreement,” “hereunder,” “hereof,” “hereto,” “herein,” or words of like import referring to the Exchange Agreement shall mean and be a reference to the Exchange Agreement as amended by this Amendment.

21.Full Force and Effect. This Amendment is expressly made subject to the terms and conditions of the Exchange Agreement as modified herein, and, except as expressly modified herein, the Exchange Agreement shall continue in full force and effect without change.

22.Governing Law. This Amendment shall be governed by, and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

23.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be enforceable against the Parties that execute such counterparts, and all of which together shall constitute one and the same instrument.  Facsimile and “.pdf” copies of signed signature pages shall be deemed binding originals and no Party shall raise the use of facsimile machine or electronic transmission in “.pdf” as a defense to the formation of a contract.

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IN WITNESS WHEREOF, the Company and the Equityholders’ Representative have duly executed this Amendment as of the date first written above.

SORRENTO THERAPEUTICS, INC.

By: /s/ Henry Ji, Ph.D.

Name: Henry Ji, Ph.D.

Title: President, Chief Executive Officer and Chairman of the Board

[Signature page to First Amendment to Exchange Agreement]

IN WITNESS WHEREOF, the Company and the Equityholders’ Representative have duly executed this Amendment as of the date first written above.

FORTIS ADVISORS LLC

By: /s/ Richard Fink

Name: Richard Fink

Title: Managing Director

[Signature page to First Amendment to Exchange Agreement]